Ex. 77.O

The Harbor Real Return Fund, as subadvised by Pacific Investment Management Company LLC ("PIMCO") had a transaction effected pursuant to Rule 10f-3 of the Investment Company Act of 1940, as amended, during the period May 1, 2016 through October 31, 2016. The transaction details are as follows:

A. Security Name: HSBC HOLDINGS PLC SR UNSEC
B. Date of Purchase: 5/18/2016
C. Amount of Purchase: 799,000
D. Purchase Price: 99.875
E. Seller Name: HSBC Securities (USA) Inc.
F. Affiliated Underwriter: Rabo Securities USA, Inc.


For the transaction listed, the determination described in paragraph
(c)(10)(iii) of Rule 10f-3 was made based on the following information:

The purchase was part of an issue registered under the Securities Act of
  1933;
The issuer of the securities has been in continuous operation for at least the past three years;
The purchase was effected at the offering price;
The amount of securities purchased by the Fund and any other investment company advised by PIMCO was below the 25% limit imposed by the rule; and The securities were not purchased from the affiliated underwriter (e.g., Rabo
  Securities USA, Inc.).